 Filed Pursuant to Rule 433 under the Securities Act of 1933
 Issuer Free Writing Prospectus dated January 16, 2025
 Relating to Preliminary Prospectus issued January 14, 2025
 Registration Statement No. 333-283772
BALLY’S CHICAGO, INC.
This free writing prospectus relates to the initial public offering of Class A-1 Interests, Class A-2 Interests, Class A-3 Interests and Class A-4 Interests of Bally’s Chicago, Inc. (“Bally’s Chicago”). Bally’s Chicago has filed a Registration Statement on Form S-1 (File No. 333-283772) (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”). The Registration Statement and a copy of the most recent preliminary prospectus relating to this offering may be accessed through the following link:
https://www.sec.gov/Archives/edgar/data/1935799/000110465925003493/tm2310971-17_s1a.htm
References to “Bally’s Chicago,” “we,” “us,” and “our” are used in the manner described in the preliminary prospectus relating to this offering.
On January 16, 2025, Bally’s Chicago widely distributed certain radio advertisements related to Bally’s Chicago’s business and proposed initial public offering. Copies of the scripts of such advertisements are attached as Appendix A.
Bally’s Chicago has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in the registration statement and other documents Bally’s Chicago has filed with the SEC for more complete information about Bally’s Chicago and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bally’s Chicago, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting any of the following sources: Loop Capital Markets LLC at +1 (312) 913-4900 or by email at BallysChicagoIPO@loopcapital.com or standard mail at Loop Capital Markets LLC, Attn: Compliance Department, 425 South Financial Place, Suite 2700, Chicago, IL 60605 USA.

Appendix A
Script 1:
Bally’s is building a casino in downtown Chicago. Investors can have the opportunity to co-invest in this landmark entertainment complex. You too can be on the side of the house. Act now. To learn more, visit BallysChicagoInvest.com.
Script 2:
Are you looking for a unique investment opportunity? The landmark Bally’s Chicago casino project is opening new doors for offerings available to co-investors. To learn more, visit BallysChicagoInvest.com.
Script 3:
Bally’s está construyendo un casino en el centro de Chicago. Los inversionistas tienen la oportunidad de coinvertir en este emblemático complejo de entretenimiento. Tú también puedes estar del lado de la casa. Actúa ahora. Para más información visita BallysChicagoInvest.com.
Script 4:
Bally’s is building a casino in downtown Chicago. Investors can have the opportunity to co-invest in this landmark entertainment complex. You too can be on the side of the house. To learn more, visit BallysChicagoInvest.com.